Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Third Amended and Restated 2006 Employee Restricted Stock Plan of MCG Capital Corporation and the Third Amended and Restated 2006 Non-Employee Director Restricted Stock Plan of MCG Capital Corporation of our reports dated March 4, 2010, with respect to the consolidated financial statements and schedule 12-14 of MCG Capital Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of MCG Capital Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

June 14, 2010